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                                                                    EXHIBIT 12.1

               BRESNAN COMMUNICATIONS COMPANY LIMITED PARTNERSHIP
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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                                                                                                  THREE MONTHS
                                                YEAR ENDED DECEMBER 31,                          ENDED MARCH 31,
                               ---------------------------------------------------------   ---------------------------
                                                                                  1995                          1996
                                                                                   PRO      1995      1996       PRO
                                1991      1992      1993      1994      1995      FORMA    ACTUAL    ACTUAL     FORMA
                               -------   -------   -------   -------   -------   -------   -------   -------   -------
FIXED CHARGE COVERAGE:
EARNINGS:
Net loss before tax..........  $(9,412)  $(1,290)  $(4,983)  $(3,660)  $(9,323)  $(3,822)  $(2,110)  $(2,132)  $(1,058)
Plus:
Fixed charge interest........   11,691     8,578     7,571    12,557    16,063    10,562     4,091     3,786     2,712
Portion of rent = interest...       92        97       100       120       135       135        34        34        34
                               -------   -------   -------   -------   -------   -------   -------   -------    ------
Earnings as defined..........    2,371     7,385     2,688     9,017     6,875     6,875     2,015     1,688     1,688
FIXED CHARGES:
Interest expense.............   11,691     8,578     7,571    12,557    16,063    10,562     4,091     3,786     2,712
Capitalized interest.........       59        86       210        10       181       181        45        --        --
Portion of rent = interest...       92        97       100       120       135       135        34        34        34
                               -------   -------   -------   -------   -------   -------   -------   -------    ------
TOTAL FIXED CHARGES..........   11,842     8,761     7,881    12,687    16,379    10,878     4,170     3,820     2,746
                               -------   -------   -------   -------   -------   -------   -------   -------    ------
Deficiency $.................  $ 9,471   $ 1,376   $ 5,193   $ 3,670   $ 9,504   $ 4,003   $ 2,155   $ 2,132   $ 1,058
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